EX-28.p.2

Nationwide Fund Distributors, LLC

CODE OF ETHICS

INTERNAL USE ONLY	January 1, 2024

Nationwide Fund Distributors, LLC

CODE OF ETHICS

Nationwide Fund Distributors (the “NFD” or the “Firm”) is registered as a broker-dealer with the Financial Industry Regulatory Authority (“FINRA”) and serves in the limited purpose of acting as Principal Underwriter to the various series (each, a “Fund” and collectively, the “Funds”) of the Nationwide Mutual Funds and the Nationwide Variable Insurance Trust (individually, a Trust and collectively, the “Trusts”). NFD has adopted this Code of Ethics (the “Code” or “Code of Ethics”) in accordance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended, (the “Act”).

The Rule generally prohibits deceitful, fraudulent or manipulative trading practices with respect to purchases and sales of securities held or to be acquired by the Trusts. While the Firm’s Code is designed to prevent violations of the Rule, it is possible to comply with the provisions of this Code and nevertheless violate the general prohibitions set forth in the Rule. The Firm’s Access Persons are subject to the Code and should: therefore, bear these general standards of conduct in mind at all times as well as adherence to applicable federal securities laws. This Code is designed to prevent conduct that could create an actual or potential conflict of interest with any Trust.

A. STATEMENT OF GENERAL PRINCIPLES AND STANDARD OF CONDUCT

It is the duty of all Covered Persons to place the interests of the Funds first at all times. Consistent with that duty, all Covered Persons must (1) conduct all personal Covered Securities transactions in a manner that is consistent with this Code of Ethics; (2) avoid any actual or potential conflict of personal interest with the interests of the Funds; (3) adhere to the fundamental standard that they should not take inappropriate advantage of their positions of trust and responsibility; (4) safeguard Material Non-Public Information about the Funds’ transactions including disclosure of portfolio holdings; and (5) comply with all federal securities laws.

This Code of Ethics applies to transactions in Covered Securities for the accounts of all Covered Persons and any other accounts in which they have Beneficial Ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. If Covered Persons become aware of Material Non-Public Information some personnel may find themselves “frozen” in a position. The Firm will not bear any losses in personal accounts resulting from the implementation of any portion of the Code of Ethics.

B. GENERAL PROHIBITIONS

1. No Covered Person shall employ any device, scheme or artifice to defraud the Funds.

2. No Covered Person shall make to the Funds any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3. No Covered Person shall engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Funds.

4. No Covered Person shall engage in a manipulative practice with respect to the Funds.

5. All Covered Persons shall keep all information pertaining to the Funds’ portfolio transactions and holdings confidential. No person with access to Covered Securities holdings, recommendations or pending securities transactions and holdings should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid discussing confidential information in circumstances, which would disclose this information to anyone who would not have access to such information in the normal course of events.

6. No Covered Person shall utilize information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of the Funds.

7. No Covered Person shall personally affect a purchase, sale, or exchange of shares of any series of a Mutual Fund, for which the Adviser serves as investment adviser, while in possession of Material Non-Public Information concerning the portfolio holdings of any series of a Mutual Fund.

8. No Covered Person shall use his or her position for his or her personal benefit or attempt to cause a Fund to purchase, sell or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Covered Person.

9. No Covered Person shall selectively disclose “non-public” information concerning the portfolio holdings of any Fund to anyone who does not have a legitimate business need for such information that is consistent with the interests of the Funds and in adherence to the Trusts’ Portfolio Holdings Disclosure Policy.

10. No Covered Person shall engage in any act, practice or course of conduct, which would violate applicable provisions of the Rules.

11. No Covered Person shall engage in, or help others engage in, Market Timing in any series of Mutual Funds for which the Firm serves as investment adviser or any other shares of Mutual Funds that have a policy against Market Timing. This prohibition does not apply to short-term transactions in money market funds, unless these transactions are part of a Market Timing strategy of the Mutual Funds, nor does it apply to contributions to a 401(k) program or an automatic reinvestment program. However, this program does apply to internal transfers within a 401(k) program to the extent such transactions violate a Mutual Fund’s policy against Market Timing. Any profits derived by a Covered Person as a result of such impermissible Market Timing may be subject to disgorgement at the discretion of the Firm’s CCO.

12. No Covered Person shall engage in, or help others engage in, Late Trading in any Mutual Funds for which the Firm serves as investment adviser for any purpose.

C. PERSONAL TRADING RESTRICTIONS

For purposes of this section, Disinterested Trustees shall be excluded from the restrictions described below in Items 1-8 including the requirement to pre-clear any transactions in a Covered Security.

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In addition, an Access Person of the Trust that is subject to another code of ethics adopted pursuant to the Rule shall be excluded from the trading restrictions and pre-clearance requirements described below, so long as certain conditions stated in Section E are met.

The Access Persons of the Firm are not deemed to have advance knowledge of portfolio selections or trading activities of subadvisers. None of the day-to-day activities of the sub- advisers are under the same management or control as the Firm. Due to the physical and business separation of the entities, Access Persons of the Firm are not under any trading restrictions within their personal accounts or any account in which they have beneficial interest with the following exceptions:

1. Short Selling and Margin Accounts

Access Persons are not permitted to enter into short sales or trade on margin

2. Initial Public Offerings (“IPOs”)

Access Persons are prohibited from acquiring any Covered Securities in an IPO during the subscription period. Once the IPO is free to trade in the marketplace, Access Persons are then able to trade the security without preapproval.

3. Private Placements

Access Persons investing in Private Placements of any kind must obtain written prior approval from the Firm’s CCO or his/her designee. In determining whether to grant such approval, the CCO shall determine (among other factors) whether the investment opportunity should be reserved for the Fund(s), and whether the opportunity is being offered to the individual by virtue of his or her position with the Firm. Access Persons, who have been authorized to acquire Covered Securities in a private placement must disclose such investment when they are involved in, or have knowledge of, any subsequent consideration of an investment by the Fund(s) in that issuer. In such circumstances, the CCO or his designee with no personal interest in the particular issuer shall, in conjunction with input from appropriate Firm personnel, review the Funds’ decision to purchase that issuer’s Covered Securities.

All Access Persons requesting Private Placements approval shall submit a request via the Firm’s online Compliance tool with provision of supporting documentation to the CCO or his designee. Approval to invest in a private placement shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities via the Firm’s online Compliance tool. New Access Persons may be required to liquidate their investment in a private placement if deemed by the CCO to be a conflict of interest.

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4. Pre-Clearance

For purposes of this Code, Access Persons are required to pre-clear transactions in the following Covered Securities:

a) Reportable Funds (excluding shares purchased as part of an automatic contribution or reinvestment program (such as a 401(k) contribution) provided that the initial position is disclosed on the Initial Holdings Report or the initial acquisition of such security is pre-cleared);; and

b) Private Placements.

Requests for pre-clearance should be submitted online via the Firm’s online Compliance tool. Pre-clearance requests must include the type of transaction (e.g., buy or sell), the security name, security symbol / CUSIP, the number of shares (or investment amount), the brokerage account name and account number.

To the extent that pre-clearance is required; transactions should not be placed for execution until such pre-clearance approval has been received.

If for any reason the trade is not executed on the day on which pre-clearance approval is received, the Access Person must submit a new request and receive approval prior to placing any subsequent order.

5. 30 Day Holding Period

All Access Persons must maintain any position in a Reportable Fund, with the exception of money market funds, for at least 30 calendar days before they can be sold or exchanged. Exceptions to this policy may be considered in hardship situations, but must be approved in writing, in advance by the CCO or his designee.

6. Exempted Transactions

The prohibitions of Section C.4 Pre-Clearance and C.5 30 Day Holding Period, of this Code shall not apply to:

a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control or investment discretion or authority;

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b) purchases or sales which are non-volitional1 on the part of the Access Person;

c) subsequent purchases which are made through an automatic dividend reinvestment or automatic direct purchase plan;

d) purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

e) purchases or sales effected by the Adviser on behalf of Fund accounts managed by such Adviser; or

f) purchases or sales of covered securities effected in any Access Person’s account except Reportable Funds.

For Private Placements, the 30 Day Holding Period also does not apply, however, pre-clearance is still required

7. Gifts

Covered Persons may not give or receive gifts or other items beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with the Firm. Gifts given or received by Access Persons must be in accordance with the provisions of the Firm’s Code of Ethics and the Adviser’s Gift and Entertainment Policy.

8. Board of Directors

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent receiving prior authorization from the CCO. Such authorization should be based upon a determination that the board service would be consistent with the interests of the Funds advised by the Firm. Where service on a board of directors is authorized, Access Persons serving as directors should be isolated from those making investment decisions regarding the company through “Chinese Wall” procedures.

D. MARKET TIMING

All Covered Persons are expected to read and understand the definition of Market Timing and adhere to the Code’s specific requirements in this regard. Market Timing is prohibited in any Mutual Fund; if it is determined that personal trading activities violate these restrictions, the Firm reserves the right to impose sanctions as deemed appropriate.

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Non-volitional purchases or sales include those transactions, which do not involve a willing act or conscious decision on the part of the director, officer or employee. For example, shares received or disposed of by Access Persons in a merger, recapitalization or similar transaction are considered non-volitional.

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To ensure that the Code’s requirements are met and to comply with the Securities and Exchange Commission’s (“SEC”) objective for enhanced disclosure, all Access Persons except for Disinterested Trustees must report on a quarterly basis to the CCO certain transactions in Reportable Funds (excluding money market funds) in all accounts for which an Access Person has Beneficial Ownership. On-going purchases made through an automatic contribution or reinvestment program (such as a 401k contribution) are not required to be reported provided that the initial position has been pre-cleared and disclosed or reported on the Initial Holdings Report, Quarterly Transaction Report and/or the Annual Holdings Report as required in Section E of the Code.

All sales, all exchanges and all new purchases in Reportable Funds must be disclosed on a quarterly basis by all Access Persons except for Disinterested Trustees.

All Access Persons except for Disinterested Trustees shall submit an acknowledgment via the Firm’s online Compliance tool which acknowledges enrollment in the Nationwide Savings Plan and permits the CCO or his designee to monitor activity in any Nationwide benefit plan, including 401(k) activities and other Nationwide non-qualified deferred compensation benefit plans.

E. CERTIFICATION, DISCLOSURE INFORMATION AND REPORTING REQUIREMENTS

1. Certification of Compliance with the Code of Ethics

All Covered Persons shall be provided with a copy of this Code of Ethics and any amendments, hereto, and all Covered Persons except for Disinterested Trustees shall certify annually that:

a) they have received, read and understand the Code of Ethics and recognize that they are subject to its provisions;

b) they have complied with the requirements of the Code of Ethics; and

c) to the extent applicable, they have reported all personal Covered Securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

2. Personal Brokerage Accounts

No Access Person except for Disinterested Trustees shall open a personal brokerage account directly or indirectly without obtaining prior authorization from the CCO or his designee. Approval for new accounts shall be submitted via the Firm’s online Compliance tool and should be submitted for approval in advance of opening a new account.

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All Access Persons except for Disinterested Trustees shall provide Compliance personnel with a listing of all brokerage accounts in which the Access Person has a direct or indirect interest upon commencing employment and on an annual basis thereafter. These reports shall be submitted via the Firm’s online Compliance tool.

No Access Persons shall request or receive financial benefit or special dealing benefits for any personal brokerage account, which are not made available to the general public on the same terms and conditions

3. Review of Reports and Notification

The Firm will appoint Compliance personnel to review all brokerage account statements and, Initial Holdings, Quarterly and Annual Holdings Reports to detect conflicts of interest and abusive practices. In addition, the CCO or his designee shall notify each Covered Person as to the extent to which he or she is subject to the reporting requirements provided under this Code of Ethics and shall deliver a copy of this Code of Ethics to each Covered Person upon request. With respect to Disinterested Trustees, the CCO or his designee shall notify such persons of the limited requirements under this Code that apply to them.

4. Responsibility to Report

The responsibility for reporting is imposed on each Reporting Person required to make a report to ensure that Compliance is in receipt of timely and complete reports. Efforts on behalf of the Reporting Person by other services (e.g., brokerage firms) do not change or alter the Reporting Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Sections E.1, 2, 5, 6, 7 and 8 of this Code will be subject to sanctions which may include, but is not limited to, training, suspension of pre-clearance privileges, fines, and, in appropriate cases, termination, and will be given written notice of the violation, which may be possibly submitted to the Firm’s Conduct Committee or the Trusts’ Boards for review and possible further disciplinary action.

5. Requirements for Exempt Access Persons

a) In addition to the Certification of Compliance with the Code of Ethics, described above in Section E.1, Exempt-Access Covered Persons must, prior to being designated as such and not less frequently than once per calendar year thereafter, provide to the CCO, a certification, in the form attached as Exhibit A.

b) Once designated by the CCO as an Exempt-Access Person, the individual is exempt from the Initial and Annual Holdings reports. Exempt-Access Persons must submit to the CCO a quarterly transaction report via the Firm’s online Compliance tool not later than 15-calendar days after the end of each calendar quarter with respect to any Covered Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties, should have known that, during the 15-calendar day period immediately

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before or after the date of the Covered Securities transaction, a Fund account purchased or sold the Covered Security, or the Adviser considered purchasing or selling the Covered Security for a Fund account. Any such report must be accompanied by an explanation of the circumstances which necessitated its filing.

c) Any Exempt-Access Person who obtains or seeks to obtain information which, under the relevant Rules, would suggest that the individual should be treated as an Access Person must promptly inform the CCO of the relevant circumstances and, unless notified to the contrary by the CCO, must comply with all relevant Code requirements applicable to Access Persons until such time as the CCO determines that reversion to Exempt-Access Person status is appropriate.

6. Initial Holdings Reports

All Access Persons except for Disinterested Trustees shall disclose all personal Covered Securities holdings to the CCO or his designee. The Initial Holdings Report shall be submitted via the Firm’s online Compliance tool and shall contain the following information:

a) the name of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person had Beneficial Ownership when the person became an Access Person;

b) the name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintained an account and the account number in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c) the date that the report is submitted by the Access Person and the date as of which the information is current; and a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

New Access Persons except for Disinterested Trustees are required to submit an Initial Holdings Reports no later than 10-calendar days after the person becomes an Access Person. All Initial Holdings Reports shall provide information that is current as of a date no more than 45- calendar days before the Initial Holdings Report is submitted.

7. Quarterly Reports

a) Disinterested Trustees shall submit a Quarterly Report in a form provided by the CCO or his designee not later than the 17th day of the month after the end of each calendar quarter with respect to any Covered Securities transaction occurring in such quarter only if such person knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties, should have known that, during the 17 day period immediately before or after the date of the Covered Securities transaction, a Fund purchased or sold the Covered Security, or the Adviser considered purchasing or selling the Covered Security for a Fund. The Quarterly Report shall include the

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information required by the form provided by the CCO or his designee. The Disinterested Trustees shall submit the report required pursuant to this section in hard copy or other format permitted by the CCO or his designee. The requirements below in E.7.b. – E.7.f. do not apply to Disinterested Trustees.

b) All Access Persons shall report to the CCO or his designee, the information described in Sub-paragraph 7.c of this Section with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security. As discussed above in Section E.5, Exempt-Access Persons may be required to make Quarterly Reports under certain circumstances.

c) Reports required to be made under this Paragraph (c) shall be made not later than the 17th day of the month, after the end of the calendar quarter in which the transaction to which the report relates was executed. All Access Persons shall be required to submit a report for all periods, including those periods in which no Covered Securities transactions were executed. Quarterly reports shall be submitted via the Firm’s online Compliance tool and shall contain the following information:

i) the date of the transaction, the name of the Covered Security, security symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii) the price at which the transaction was executed;

iv) the name of the broker, dealer, bank, plan administrator or other institution with or through whom the transaction was executed and the account number where security is held; and

v) the date the report is submitted.

d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

e) All Access Persons with brokerage firms NOT on the electronic feed must manually upload monthly/quarterly statements into ComplySci on a timely basis. Access Persons with brokerage firms on the electronic feed shall ensure all transactions are reported accurately.With respect to any new account established (see Section E.2) by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

i) the name of the broker, dealer, bank, plan administrator or other institution with whom the Access Person established the account;

ii) the date the account was established; and

iii) the date the report is submitted.

f) Transactions effected pursuant to an Automatic Investment Plan need not be reported.

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g) Transactions effected within a “discretionary account”, that is, an account over which a third-party makes investment decisions and the Access Person has no direct or indirect influence or control, need not be reported as long as the Access Person:

i) Completes a Quarterly Discretionary Account certification along with his or her Quarterly Transactions Report where the Access Person attests that he or she

•	Did not suggest that the trustee or third-party discretionary manager make any particular purchases or sales of securities for the account during the quarter;

•	Did not direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities for the account during the quarter; and

•	Did not consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account during the quarter.

ii) Supplies duplicate account statements for the accounts consistent with the provisions set forth above.

8. Annual Holdings Reports

All Access Persons except for Disinterested Trustees shall disclose all personal Covered Securities holdings on an annual basis via the Firm’s online Compliance tool within 17 days after the end of the calendar year. All Annual Holdings Reports shall provide information on personal Covered Securities holdings that is current as of a date no more than 30-calendar days before the Annual Holdings Report is submitted. Such Annual Holdings Reports shall be submitted via the Firm’s online Compliance tool and shall contain the following information:

a) the name of the security, security symbol or CUSIP, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person has Beneficial Ownership;

b) the name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintains an account and the account number in which any Covered Securities are held for the direct or indirect benefit of the Access Person;

c) the date that the report is submitted by the Access Person and the date as of which the information is current; and

d) a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

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F. REPORTING OF VIOLATIONS TO THE BOARD

All Covered Persons shall promptly report any possible violations of this Code to the CCO. The CCO shall timely report all material violations of this Code of Ethics and the reporting requirements thereunder to Firm management and the Trusts’ Boards, as appropriate.

G. BOARD APPROVAL

The CCO submitted an initial copy of the Code of Ethics to the Boards on or about September 1, 2000. The CCO shall submit any material amendments to the Code of Ethics no later than six (6) months after adoption of such amendments.

The Adviser is further required to obtain approval from each Mutual Fund, for which the Adviser serves as investment adviser, for any material changes to this Code of Ethics within six (6) months of any such change.

H. ANNUAL REPORTING TO MUTUAL FUND CLIENTS

The Adviser shall prepare a written annual report relating to its Code of Ethics to the Board of each Mutual Fund for which it acts as investment adviser or subadviser. Such annual report shall

1. summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;

2. identify any material violations requiring significant remedial action during the past year;

3. identify any recommended changes in the existing restrictions or procedures based upon experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

4. certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics.

I. SANCTIONS

Covered Persons are expected to observe the highest standards of professional conduct when conducting their business. Upon determining the severity of a violation of the Code, the situation may be referred to the Firm’s Conduct Committee to impose such sanctions or disciplinary or remedial actions as deemed appropriate under the circumstances. The Conduct Committee meets at a minimum on a quarterly basis and reviews the results of the quarterly Code of Ethics Compliance reviews to identify any evolving trends, egregious behavior, or areas warranting additional training. The Boards, in their sole discretion, may also impose such sanctions or disciplinary or remedial actions as they deem appropriate under the circumstances. Under the appropriate circumstances, the President, Chief Compliance Officer and/or the Board also may report the violation(s) to the appropriate regulatory or governmental agencies or authorities. Covered Persons may be held personally liable for any improper, inappropriate or illegal acts committed during your employment or service to the Firm.

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In addition, the Adviser considers adherence to overall compliance standards as an integral component of each employee’s performance evaluation. Any Code violations, including but not limited to unauthorized or improper trading or other potential conflicts of interest issues, shall be considered by each Covered Person’s manager when assessing the Covered Person’s overall performance review with the Adviser.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of the Firm must be avoided. It is essential to disclose any questionable situations to the Compliance Department as soon as such situation arises.

The Firm’s commitment to integrity and ethical behavior remains constant. Every employee of the Adviser, every day, must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundations of the Firm’s reputation.

J. GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

In addition to actions that may result in termination of employment as described above in Section I, pursuant to the terms of Section 9 of the 1940 Act, no person may become or continue to be an officer, director, Access Person or employee of the Adviser without an exemptive order issued by the SEC, if such person:

1. within the past ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security; or arising out of his or her conduct as an affiliated person, salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the Commodity Exchange Act; or as an affiliate person, salesman, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodities Exchange Act, or

2. is or becomes permanently or temporarily enjoined by any courts from:

i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or a person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employees of any investment company, bank, insurance company or entity or a person required to be registered under the Commodity Exchange Act; or

ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is the obligation of all Covered Persons to immediately report any conviction or injunction falling within the foregoing provisions to the CCO.

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K. RETENTION OF RECORDS

The Adviser must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

1. A copy of this Code of Ethics, or any Code of Ethics which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

2. A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3. A copy of each report, certification or acknowledgement made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

4. A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place;

5. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered Securities in a private placement, as described in Section C.3 of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

6. A copy of each annual report required under Section E for at least five (5) years after the end of the fiscal year in which it is made, the first two in an accessible place.

All such records shall be maintained for at least the first two (2) years in an easily accessible place as deemed appropriate by the Adviser.

Initially Adopted August 8, 2000 and Amended Effective July 1, 2001; November 29, 2001; December 31, 2001; February 1, 2005; November 27, 2006; May 18, 2007, March 31, 2011, December 11, 2013, January 1, 2014, January 1, 2015, April 16, 2016, April 30, 2017, and April 30, 2018, March 20, 2019

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GLOSSARY

“Access Person” means any director, officer, Advisory Person or employee of the Adviser and/or the Trusts as well as any other person that the Chief Compliance Officer (“CCO”) determines to be an Access Person. An Access Person shall not include any person who the CCO determines to be an Exempt-Access Person. The CCO maintains records of the status of all relevant persons under the Code, and will inform each such person about that person’s status as necessary.

“Advisory Person” means:

a) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, has access to or obtains information regarding the purchase or sale of a Covered Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or

b) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by the Fund.

”Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is considered a “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which generally speaking, encompasses those situations where the beneficial owner has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Covered Securities.

A person is normally regarded as the beneficial owner of Covered Securities with respect to:

a) Covered securities that are held by the individual or by members of the individual’s immediate family sharing the same household (including, but not limited to a husband, wife, domestic partner, whether recognized by law or not, minor child or relative);

b) The person’s interest in Covered Securities held in a discretionary or trust account; or

c) The person’s right to acquire equity Covered Securities through the exercise or conversion of stock options, warrants or convertible debt, whether or not presently exercisable; or

d) All other Covered Securities held in any other account for which the person has investment discretion or authority.

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“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer for the Adviser and/or or the CCO’s designee, as applicable.

“Control” shall have the same meaning as set forth in Section 2(a)(9) of the Act.

“Covered Person” means any Access Person or Exempt-Access Person.

“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end investment companies, (other than Reportable Funds as defined below) and shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds.

“Disinterested Trustee” means a trustee of a Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Act.

“Exchange-Traded Fund” or “ETF” means an investment fund that trades on stock exchanges.

“Exempt-Access Persons” means those Access Persons, such as certain officers, directors of the Adviser, or other persons, such as temporary employees, that often do not have actual access to investment or portfolio information or participate in the recommendation process that the CCO has determined to be an Exempt-Access Person as described below.

1. Where the CCO has determined that the relevant director, officer, employee or temporary employee: (1) does not meet the definition of “Advisory Person;” (2) does not otherwise have access to non-public information with respect to Fund holdings, transactions or securities recommendations; and (3) is not involved in the recommendation process, the CCO may determine to treat such person as an “Exempt- Access Person” for purposes of this Code.

2. Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO, in the form attached as Exhibit A, as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

“Fund-of-Funds Exemptive Relief” refers to an exemptive order granted to the Trusts by the SEC, allowing exemption from Sections 17(a), 12(d)(1)(A) and 12(d)(1)(B) of the Act.

“Late trading” is defined as entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time) or such other time designated in a Fund’s prospectus as the timing of calculation of the Fund’s net asset value.

“Market Timing” shall mean the purchasing and selling of Mutual Fund shares on a short- term basis and in a manner that is contrary to the policy of the Fund as disclosed in its then- current prospectus.

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“Material Non-Public Information”:

1. “Material” information means anything (including but not limited to any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or if publicly disclosed, would be reasonable likely to affect the market value of a security. Examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.

2. Information is Non-Public until it has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and therefore does not relieve persons from the prohibitions of federal insider trading regulation.

“Mutual Fund(s)” means an investment company registered under the Act.

“Principal Underwriter” shall have the meaning set forth in Section 2(a)(2) of the Act.

“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Reportable Fund” means

a) any series of Nationwide Mutual Funds or Nationwide Variable Insurance Trust;

b) any fund for which the Firm serves as an investment adviser including the Nationwide Exchange-Traded Funds, or

c) any fund for which the investment adviser (including subadvisers) or Principal Underwriter controls, is controlled by, or is under common control with the Adviser.

“Reporting Person” means any Access Person and any Exempt-Access Person.

“Security Held or to Be Acquired” by a Fund means any Covered Security which, within the most recent 15 calendar days

a) is or has been held by a Fund; or

b) is being or has been considered for purchase by a Fund; or

c) any option to purchase or sell any Covered Security that is convertible into or exchangeable for a Covered Security described in subparts (a) and (b) of this definition.

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EXHIBIT A

CERTIFICATION OF REBUTTAL OF ACCESS PRESUMPTION

I,             , do hereby certify and affirm that:

1)	I serve as and am also .

          (insert position with Adviser)         (insert position with Affiliate)

2)	During the immediate prior calendar year:

a)	I have not, with respect to any Client2 account, obtained or sought to obtain information regarding the Client’s purchase or sale of securities;

b)	I have not, with respect to any Reportable Fund, made, participated in, obtained or sought to obtain information about, the purchase or sale of a Covered Security or related recommendations;

c)	My regular functions and duties have not, with respect to Reportable Funds, related to such recommendations, purchase or sales;

d)	I have not been involved in making securities recommendations to Firm Clients nor have I obtained, or sought to obtain information about any such recommendations which are non-public;

e)

I am aware of and have complied with all provisions of the Firm’s Code of Ethics (the “Code”) that are relevant to me and with any policies and procedures of the Firm and its affiliates relevant to the control of sensitive information about Client accounts or Adviser recommendations to which I may be subject. I further agree to continue to comply with all such policies and procedures, as they may be amended from time to time.

3)

If any of the representations set forth in 2(a) through (e) above ceases to be true, I will inform the Firm’s CCO promptly, and unless otherwise notified by the CCO, will comply with the relevant Code requirements applicable to Access Persons.

4)

I recognize that I am providing this certification in order to allow the CCO to consider my designation as an Exempt-Access person. I have read, understand and agree to abide by the Firm’s Code of Ethics, and in particular, those provisions of the Code relevant to Exempt-Access Persons.

Signature	Date

Printed Name

[2]	Capitalized terms have the meaning assigned to them by the Firm’s Code of Ethics.

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